As filed with the Securities and Exchange Commission on December 12, 2000.

Registration No. 33-57153*

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

FORT JAMES CORPORATION
(Exact name of Registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-0848173 (IRS Employer Identification No.)

133 Peachtree Street, N.E.
Atlanta, Georgia 30303
(404) 652-4000
(Address, including zip code and telephone
number, including area code of
Registrant's principal executive offices)

JAMES RIVER CORPORATION OF VIRGINIA
CANADIAN EMPLOYEES STOCK PURCHASE PLAN

(Full Title of the Plan)

Kenneth F. Khoury
Vice President, Deputy General Counsel and Secretary
Fort James Corporation
133 Peachtree Street, N.E.
Atlanta, Georgia 30303
(404) 652-4000

(Name, address, including zip code and telephone
number, including area code of agent for service)

* This Registration Statement also relates to Registration Statement Nos. 33-43207 and 33-30483 on Form S-8, as described in the first paragraph of the section titled "Deregistration of Securities".


DEREGISTRATION OF SECURITIES

          The Registrant registered 200,000 shares of its common stock, par value $.10 per share ("FJ Common Stock"), and the associated rights to purchase 1/1000 of a share of Series M Cumulative Participating Preferred Stock ("FJ Preferred Stock") and participation interests issuable pursuant to the James River Corporation of Virginia Canadian Employees Stock Purchase Plan (the "Plan") on Form S-8 (File No. 33-57153, File No. 33-43207, and File No. 33-30483) (the "Registration Statements"), which were filed with the Securities and Exchange Commission on December 30, 1994, October 15, 1991, and August 11, 1989, respectively.

          Pursuant to the terms of an Agreement and Plan of Merger, dated as of July 16, 2000 (the "Merger Agreement"), by and among Georgia-Pacific Corporation, a Georgia corporation ("G-P"), Fenres Acquisition Corporation, a Georgia corporation and wholly-owned subsidiary of G-P ("Fenres"), and the Registrant, Fenres merged with and into the Registrant on November 27, 2000, and Fenres' separate corporate existence ceased, and the Registrant continued as the surviving corporation and as a wholly owned subsidiary of G-P. In connection with this transaction, the Registrant has filed a Certification and Notice of Termination of Registration under 12(g) of the Securities Exchange Act of 1934 to terminate the registration of FJ Common Stock, and the FJ Preferred Stock purchase rights.

          Pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended (the "Act") and the undertaking contained in the Registration Statements pursuant to Item 512(a)(3) of Regulation S-K under the Act, the Registrant hereby deregisters all of the shares of FJ Common Stock and the associated rights to purchase FJ Preferred Stock and the participation interests in the Plan registered on the Registration Statements and which remain unsold as of the date this Post-Effective Amendment is filed.


SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Atlanta, State of Georgia, on the 11th day of December, 2000.

FORT JAMES CORPORATION By: /s/ Danny W. Huff Danny W. Huff Executive Vice President-Finance and Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title
/s/ A. D. Correll A.D. Correll	Director, Chairman, and Chief Executive Officer
/s/Lee M. Thomas Lee M. Thomas	Director and President
/s/ Danny W. Huff Danny W. Huff	Director, Executive Vice President-Finance and Chief Financial Officer